Exhibit 10.3

FORM OF SECURITY AGREEMENT

dated as of

December 7, 2016

among

PROTALIX BIOTHERAPEUTICS, INC.

THE GUARANTORS PARTY HERETO

and

WILMINGTON SAVINGS FUND SOCIETY, FSB,
as Collateral Agent

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SCHEDULES:

Schedule 1     Equity Interests in Subsidiaries and Affiliates Owned by Original Grantors

Schedule 2     Other Investment Property Owned by Original Grantors

Schedule 3     Material Commercial Tort Claims

Schedule 4     Other Secured Obligations

EXHIBITS:

Exhibit A        Security Agreement Supplement

Exhibit B        Copyright Security Agreement

Exhibit C        Patent Security Agreement

Exhibit D        Trademark Security Agreement

Exhibit E         Perfection Certificate

Exhibit F         Issuer Control Agreement

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SECURITY AGREEMENT

This SECURITY AGREEMENT dated as of December 7, 2016 (the “Effective Date”) among Protalix BioTherapeutics, Inc., as Issuer (the “Issuer”), the Guarantors party hereto and Wilmington Savings Fund Society, FSB, as Collateral Agent (the “Collateral Agent”).

WHEREAS, pursuant to the Indenture dated as of December 7, 2016 among the Issuer, the Guarantors party thereto, The Bank of New York Mellon Trust Company, N.A., as Trustee, and Wilmington Savings Fund Society, FSB, as Collateral Agent (as amended, modified, renewed or extended from time to time, the “Indenture”), the Issuer intends to issue its 7.50% secured convertible notes (the “Notes”) and the Guarantors intend to guarantee the Notes;

WHEREAS, the Issuer and the Guarantors are willing to secure their respective obligations under the Indenture, by granting Liens on their respective assets to the Collateral Agent as provided herein;

WHEREAS, the Collateral Agent has agreed to act as agent for the benefit of the Secured Parties in connection with the transactions contemplated by the Indenture and this Agreement; and

WHEREAS, upon any foreclosure or other enforcement action as provided herein, the net proceeds of the relevant Collateral are to be received by or paid over to the Collateral Agent and applied as provided herein;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Definitions.

(a)          Terms Defined in Indenture. Terms defined in the Indenture and not otherwise defined in subsection (b) or (c) of this Section have, as used herein, the respective meanings provided for therein. The rules of construction specified in Section 1.03 of the Indenture also apply to this Agreement.

(b)          Terms Defined in UCC. As used herein, each of the following terms has the meaning specified in the UCC:

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Term	UCC
Account	9-102
Authenticate	9-102
Certificated Security	8-102
Chattel Paper	9-102
Commercial Tort Claim	9-102

Commodity Account	9-102
Commodity Customer	9-102
Deposit Account	9-102
Document	9-102
Equipment	9-102
Financial Asset	8-102 & 103
Fixtures	9-102
General Intangibles	9-102
Goods	9-102
Instrument	9-102
Inventory	9-102
Investment Property	9-102
Letter-of-Credit Right	9-102
Record	9-102
Securities Account	8-501
Security	8-102 & 103
Security Entitlement	8-102
Supporting Obligation	9-102
Uncertificated Security	8-102

(c)          Additional Definitions. The following additional terms, as used herein, have the following meanings:

“Collateral” has the meaning set forth in Section 3(a)(xiv).

“Control” has the meaning specified in UCC Section 8-106, 9-104, 9-105, 9-106 or 9-107, as may be applicable to the relevant Collateral.

“Controlled Deposit Account” means a Deposit Account (i) that is subject to a Deposit Account Control Agreement or (ii) as to which the Collateral Agent is the Depositary Bank’s “customer” (as defined in UCC Section 4-104).

“Copyright License” means any agreement now or hereafter in existence granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right to use, copy, reproduce, distribute, prepare derivative works, display or publish any records or other materials on which a Copyright is in existence or may come into existence, including any agreement identified in Schedule 1 to any Copyright Security Agreement.

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“Copyrights” means all the following: (i) all copyrights under the laws of the United States or any other country (whether or not the underlying works of authorship have been published), all registrations and recordings thereof, all copyrightable works of authorship (whether or not published), and all applications for copyrights under the laws of the United States or any other country, including registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including those described in Schedule 1 to any Copyright Security Agreement, (ii) all renewals of any of the foregoing, (iii) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (iv) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

“Copyright Security Agreement” means a Copyright Security Agreement, substantially in the form of Exhibit B, executed and delivered by a Grantor in favor of the Collateral Agent for the benefit of the Secured Parties.

“Deposit Account Control Agreement” means, with respect to any Deposit Account of any Grantor, a Deposit Account Control Agreement in a form reasonably acceptable to the Collateral Agent among such Grantor, the Collateral Agent and the relevant Depositary Bank.

“Depositary Bank” means a bank at which a Controlled Deposit Account is maintained.

“Equity Interest” means Capital Stock; provided, however, that “Equity Interests” does not include any debt security that is convertible into, or exchangeable for, (x) Capital Stock or (b) Capital Stock and/or cash based on the value of such Capital Stock).

“Grantors” means the Issuer and the Guarantors.

“Guarantors” has the meaning set forth in the Indenture.

“Holder” or “Holders” has the meaning set forth in the Indenture.

“IIA Approval” means the approval of the Israel Innovation Authority granted in connection with the transactions contemplated by the Note Documents.

“IIA-Funded Know-How” means the Intellectual Property forming part of the Collateral that was developed with the support of the Israeli Innovation Authority, including any rights derived therefrom.

“IIA Restrictions” means the following restrictions under Israeli law:

(a)	the grant of a security interest in any IIA-Funded Know-How will require and will be subject to the approval of the Israeli Innovation Authority and to the execution and delivery by the Israeli Security Trustee or the Trustee on behalf of the Holders, as applicable, of an undertaking towards the Israeli Innovation Authority, in the form requested by the Israeli Innovation Authority, prior to the creation of such security interest;

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(b)	any enforcement of a security interest in IIA-Funded Know-How, including the sale, assignment or license of the IIA-Funded Know-How and its transfer within the framework of enforcement procedures under the Note Documents, will require and be subject to the approval of the Israeli Innovation Authority and to the conditions of the IIA Approval and the provisions of the Research Law; and

(c)	any enforcement of a security interest in IIA-Funded Know-How will be subject to the receipt of an undertaking of the grantee, potential buyer or any other transferee to assume the applicable obligations in respect of such IIA-Funded Know-How in accordance with the Research Law and in accordance with the terms of the program pursuant to which grants were provided to the applicable Israeli Grantor.

“Indenture” has the meaning assigned to such term in the recitals of this Agreement.

“Intellectual Property” means any and all intellectual property and proprietary rights of any Grantor of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how, improvements, data, software and databases and all embodiments or fixations thereof and related documentation, registrations and applications for registrations, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Intellectual Property Filing” means (i) with respect to any Patent, Patent License, Trademark or Trademark License, the filing of the applicable Patent Security Agreement or Trademark Security Agreement with the United States Patent and Trademark Office, together with an appropriately completed recordation form, and (ii) with respect to any Copyright or Copyright License, the filing of the applicable Copyright Security Agreement with the United States Copyright Office, together with an appropriately completed recordation form, in each case sufficient to record the Transaction Lien granted to the Collateral Agent in such Intellectual Property.

“Intellectual Property Security Agreement” means a Copyright Security Agreement, a Patent Security Agreement or a Trademark Security Agreement.

“Israeli Grantor” means Protalix Ltd., a limited company organized under the laws of the State of Israel, and each other Grantor that is organized under the laws of the State of Israel.

“Israeli Innovation Authority” means the Israeli National Authority for Technological Innovation (formerly known as the Office of the Chief Scientist of the Israeli Ministry of the Economy), or any successor governmental authority.

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“Israeli Security Trustee” means Altshuler Shaham Trusts Ltd., in its capacity as Security Trustee under the Israeli law governed Security Documents.

“Issuer Control Agreement” means an Issuer Control Agreement substantially in the form of Exhibit F.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement relating to Intellectual Property to which any Grantor is a party.

“Material Commercial Tort Claim” means a Commercial Tort Claim involving a claim for more than $500,000.

“Note Documents” has the meaning set forth in the Indenture.

“Officer” means the Chairman of the Board, the Vice Chairman, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, any Senior Vice President, any Vice President, the Chief Accounting Officer, the Treasurer or the Secretary of the Company or any Guarantor, as applicable.

“Officers’ Certificate” means a written certificate signed in the name of the Grantor by any two Officers, and delivered to the Collateral Agent.

“Opinion of Counsel” means a written opinion of legal counsel (who may be counsel to a Grantor or other counsel, in either case satisfactory to the Collateral Agent) addressed and delivered to the Collateral Agent.

“Original Grantor” means any Grantor that grants a Lien on any of its assets hereunder on the Effective Date.

“own” refers to the possession of sufficient rights in property to grant a security interest therein as contemplated by UCC Section 9-203, and “acquire” refers to the acquisition of any such rights.

“Patent License” means any agreement now or hereafter in existence granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right with respect to any Patent or any invention, whether patentable or not, now or hereafter in existence, including any agreement identified in Schedule 1 to any Patent Security Agreement.

“Patents” means (i) all patents of the United States or any other country and all applications for patents of the United States or any other country, including applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including those described in Schedule 1 to any Patent Security Agreement, (ii) all reissues, reexaminations, divisions, continuations, continuations-in-part, revisions and extensions of any of the foregoing, (iii) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (iv) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

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“Patent Security Agreement” means a Patent Security Agreement, substantially in the form of Exhibit C, executed and delivered by a Grantor in favor of the Collateral Agent for the benefit of the Secured Parties.

“Perfection Certificate” means, with respect to any Grantor, a certificate substantially in the form of Exhibit E, completed and supplemented with the schedules contemplated thereby, and signed by an officer of such Grantor.

“Permitted Liens” means (i) the Transaction Liens and (ii) any other Liens on the Collateral permitted to be created or assumed or to exist pursuant to Section 4.16 of the Indenture.

“Personal Property Collateral” means all property included in the Collateral except Real Property Collateral.

“Pledged”, when used in conjunction with any type of asset, means at any time an asset of such type that is included (or that creates rights that are included) in the Collateral at such time. For example, “Pledged Equity Interest” means an Equity Interest that is included in the Collateral at such time.

“Post-Petition Interest” means any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any one or more of the Grantors (or would accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such proceeding.

“Proceeds” means all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or other realization upon, any Collateral, including all claims of the relevant Grantor against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral, and any condemnation or requisition payments with respect to any Collateral.

“Real Property Collateral” means all real property (including leasehold interests in real property) included in the Collateral.

“Recordable Intellectual Property” means (i) any Patent registered with the United States Patent and Trademark Office, and any Patent License with respect to a Patent so registered, (ii) any Trademark registered with the United States Patent and Trademark Office, and any Trademark License with respect to a Trademark so registered, (iii) any Copyright registered with the United States Copyright Office and any Copyright License with respect to a Copyright so registered and (iv) all rights in, to or under any of the foregoing.

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“Research Law” means the Israeli Encouragement of Research, Development and Technological Innovation in Industry Law, 5744-1984 and the regulations, rules, circulars and guidelines promulgated or published thereunder.

“Secured Agreement”, when used with respect to any Secured Obligation, refers collectively to each instrument, agreement or other document that sets forth obligations of the Issuer, obligations of a guarantor and/or rights of the holder with respect to such Secured Obligation.

“Secured Obligations” means (i) all the principal of, premium on, if any, and interest on (including Post-Petition Interest) all Notes outstanding from time to time under the Indenture and (ii) all other amounts now or hereafter payable by the Issuer or any Guarantor pursuant to the Note Documents.

“Secured Parties” means the Trustee, the Collateral Agent and the Holders.

“Security Agreement Supplement” means a Security Agreement Supplement, substantially in the form of Exhibit A, signed and delivered to the Collateral Agent for the purpose of adding a Subsidiary as a party hereto pursuant to Section 21 and/or adding additional property to the Collateral.

“Trademark License” means any agreement now or hereafter in existence granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right to use any Trademark, including any agreement identified in Schedule 1 to any Trademark Security Agreement.

“Trademarks” means: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, brand names, domain names, rights of publicity, trade dress, prints and labels on which any of the foregoing have appeared or appear, package and other designs, and all other source or business identifiers, and all general intangibles of like nature, and the rights in any of the foregoing which arise under applicable law, (ii) the goodwill of the business symbolized thereby or associated with each of them, (iii) all registrations and applications for registration in connection therewith, including registrations and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including those described in Schedule 1 to any Trademark Security Agreement, (iv) all renewals of any of the foregoing, (v) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (vi) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

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“Trademark Security Agreement” means a Trademark Security Agreement, substantially in the form of Exhibit D, executed and delivered by a Grantor in favor of the Collateral Agent for the benefit of the Secured Parties.

“Transaction Liens” means the Liens granted by the Grantors under this Agreement.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any Transaction Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

SECTION 2. [Reserved.]

SECTION 3. Grant of Transaction Liens.

(a)          The Issuer, in order to secure the payment or performance of the Secured Obligations, and each Guarantor listed on the signature pages hereof, in order to secure its Note Guarantee, grants to the Collateral Agent for the ratable benefit of the Secured Parties a security interest in all the following property of the Issuer or such Guarantor, as the case may be, whether now owned or existing or hereafter acquired or arising and regardless of where located:

(i)          all Accounts;

(ii)         all Chattel Paper;

(iii)        all cash and Deposit Accounts;

(iv)        all Documents;

(v)         all Equipment;

(vi)        all General Intangibles (including (x) any Equity Interests in other Persons that do not constitute Investment Property and (y) any Intellectual Property);

(vii)       all Instruments;

(viii)      all Inventory;

(ix)         all Investment Property;

(x)          the Commercial Tort Claims described in Schedule 3;

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(xi)         all Letter-of-Credit Rights;

(xii)        all Goods not otherwise described above;

(xiii)       all books and records (including customer lists, credit files, computer programs, printouts and other computer materials and records) of such Grantor pertaining to any of its Collateral;

(xiv)       such Grantor’s ownership interest in (1) its Controlled Deposit Accounts, (2) all Financial Assets credited to its Controlled Deposit Accounts from time to time and all Security Entitlements in respect thereof, (3) all cash held in its Controlled Deposit Accounts from time to time and (4) all other money in the possession of the Collateral Agent; and

(xv)        to the extent not otherwise included, all Proceeds of the Collateral described in the foregoing clauses (i) through (xiv) (all of the above, the “Collateral”);

provided that the following property is excluded from the foregoing security interests: (A) motor vehicles the perfection of a security interest in which is excluded from the Uniform Commercial Code in the relevant jurisdiction, (B) any United States “intent-to-use” Trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impact the validity or enforceability of such application under applicable federal law, (C) any permit or license or any contractual obligation entered into by a Grantor that prohibits or requires the consent of any Person other than the Issuer or any of its subsidiaries as a condition to the creation by such Grantor of a Lien on any right, title or interest in such permit, license or contractual agreement, except to the extent such prohibition or consent requirement is ineffective under applicable law, (D) any property to the extent that the grant of a security interest therein is prohibited by any applicable law or regulation, requires a consent not obtained of any governmental authority pursuant to any applicable law or regulation, or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property, any applicable shareholder or similar agreement, except to the extent that such law or regulation or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law and (E) those assets as to which the Collateral Agent and the Issuer shall reasonably determine, in writing, that the cost or other consequence of obtaining a lien thereon or perfection thereof are excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby. Each Grantor shall upon request of the Collateral Agent use all reasonable efforts to obtain any such required consent that is reasonably obtainable. Notwithstanding anything herein to the contrary, the parties acknowledge and agree that the “Collateral” of any Israeli Grantor shall only include Intellectual Property registered in the United States of America; provided that in respect of any such Collateral constituting IIA-Funded Know-How, the creation of any security interest over such Collateral and any enforcement thereof shall be (x) subject to the IIA Restrictions (including the Research Law and the IIA Approval) and (y) separately governed by the laws of the State of Israel and subject to the exclusive jurisdiction of the Israeli courts. Notwithstanding anything contained herein or in any other Note Document to the contrary, in no event shall the Collateral Agent be deemed to have been granted a security interest in, nor shall the Collateral Agent have any obligations with respect to or liability in connection with, any Collateral constituting IIA-Funded Know-How Collateral. In furtherance of, and without limiting the generality of the foregoing, in no event shall the Collateral Agent have any obligations with respect to, or liability for, any Collateral governed by the laws of the State of Israel and/or located (and in the case of any Intellectual Property constituting Collateral, registered) in the State of Israel.

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(b)          With respect to each right to payment or performance included in the Collateral from time to time, the Transaction Lien granted therein includes a continuing security interest in (i) any Supporting Obligation that supports such payment or performance and (ii) any Lien that (x) secures such right to payment or performance or (y) secures any such Supporting Obligation.

(c)          The Transaction Liens are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or transfer or in any way affect or modify, any obligation or liability of any Grantor with respect to any of the Collateral or any transaction in connection therewith.

SECTION 4. General Representations and Warranties. Each Grantor represents and warrants that:

(a)          Such Grantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b)          With respect to each Original Grantor, Schedule 1 lists all Equity Interests in Subsidiaries and Affiliates owned by such Grantor as of the Effective Date. Such Grantor holds all such Equity Interests directly (i.e., not through a Subsidiary, a Securities Intermediary or any other Person).

(c)          With respect to each Original Grantor, Schedule 2 lists, as of the Effective Date, (i) all Securities owned by such Grantor (except Securities evidencing Equity Interests in Subsidiaries and Affiliates) and (ii) all Securities Accounts to which Financial Assets are credited in respect of which such Grantor owns Security Entitlements.

(d)          All Pledged Equity Interests owned by such Grantor are owned by it free and clear of any Lien other than (i) the Transaction Liens and (ii) any Permitted Liens. All shares of capital stock of wholly-owned Subsidiaries of a Grantor organized in the United States, any State thereof or the District of Columbia included in such Pledged Equity Interests (including shares of capital stock in respect of which such Grantor owns a security entitlement) have been duly authorized and validly issued and are fully paid and non-assessable.

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(e)          Such Grantor has good and marketable title to all its Collateral (subject to exceptions that are, in the aggregate, not material), free and clear of any Lien other than Permitted Liens.

(f)          After the Effective Date, no Collateral owned by such Grantor will be in the possession or under the Control of any other Person having a claim thereto or security interest therein, other than a Permitted Lien.

(g)          The Transaction Liens on all Personal Property Collateral owned by such Grantor (i)have been validly created, (ii)will attach to each item of such Collateral on the Effective Date (or, if such Grantor first obtains rights thereto on a later date, on such later date) and (iii)when so attached, will secure all the Secured Obligations or such Grantor’s Note Guarantee, as the case may be.

(h)          Such Grantor has delivered a Perfection Certificate to the Collateral Agent. With respect to each Original Grantor, information set forth therein is correct and complete in all material respects as of the Effective Date.

(i)          When UCC financing statements describing the Personal Property Collateral as “all personal property” have been filed in the offices specified in such Perfection Certificate, the Transaction Liens will constitute perfected security interests in the Personal Property Collateral owned by such Grantor to the extent that a security interest therein may be perfected by filing pursuant to the UCC, prior to all Liens and rights of others therein except Permitted Liens. When, in addition to the filing of such UCC financing statements, the applicable Intellectual Property Filings have been made with respect to such Grantor’s Recordable Intellectual Property (including any future filings required pursuant to Sections 5(a) and 6(a)), the Transaction Liens will constitute perfected security interests in all right, title and interest of such Grantor in its Recordable Intellectual Property to the extent that security interests therein may be perfected by such filings, prior to all Liens and rights of others therein except Permitted Liens. Except for (i) the filing of such UCC financing statements, (ii) the filing, in the case of any Israeli Grantor, of this Agreement with the Israeli Registrar of Companies, and (iii) such Intellectual Property Filings, no registration, recordation or filing with any governmental body, agency or official is required in connection with the execution or delivery of this Agreement or is necessary for the validity or enforceability thereof or for the perfection or due recordation of the Transaction Liens or for the enforcement of the Transaction Liens. Notwithstanding anything herein to the contrary, no Israeli Grantor shall be required to perfect any security interest or Transaction Lien, or record any notice thereof, in any Intellectual Property registered in any jurisdiction other than Intellectual Property registered in the United States of America.

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(j)          As of the date hereof, Schedules 11(a), 11(b) and 11(c) to the Perfection Certificate sets forth a true and accurate list of (i) all registrations of and applications for Patents, Trademarks, and Copyrights owned by any Grantor and (ii) all Copyright Licenses pursuant to which any Grantor is granted an exclusive license to one or more registered United States Copyrights that are identified in such Copyright License.

(k)          With respect to all Intellectual Property listed on Schedules 11(a), 11(b) and 11(c) to the Perfection Certificate that is owned by a Grantor, except as could not reasonably be expected to have a Material Adverse Effect, such Grantor is the owner of the entire right, title, and interest in and to such Intellectual Property, free and clear of all Liens (other than Permitted Liens). To the knowledge of such Grantor, such Grantor owns or is validly licensed to use all other Intellectual Property necessary for the conduct of its business as currently conducted, free and clear of all Liens (other than Permitted Liens), except as would not reasonably be expected to have a Material Adverse Effect.

(l)          All registrations and applications for Copyrights, Patents and Trademarks included in the Collateral are standing in the name of a Grantor and are subsisting and in full force and effect, and to such Grantor’s knowledge, valid and enforceable, except as would not reasonably be expected to have a Material Adverse Effect.

(m)         No holding, decision, or judgment has been rendered in any action or proceeding against any Grantor before any court, administrative or other governmental authority, challenging the validity or enforceability of any Intellectual Property included in the Collateral, or such Grantor’s right to register, own or use such Intellectual Property, and no such action or proceeding against such Grantor is pending or, to the Grantors’ knowledge, threatened in writing, except as would not reasonably be expected to have a Material Adverse Effect.

(n)          With respect to each Copyright License, Trademark License, Patent License, and Trade Secret License to which any Grantor is a party: (i) such agreement constitutes a legal, valid and binding obligation of such Grantor and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license; (ii) such Grantor has not received any written notice of termination or cancellation under such license; (iii) such Grantor has not received any written notice of a breach or default under such license, which breach or default has not been cured; and (iv) such Grantor is not in breach or default, and no event has occurred that, with notice and/or lapse of time, would constitute such a breach or default or otherwise permit termination, modification or acceleration under such agreement, except as would not reasonably be expected to have a Material Adverse Effect.

(o)          Each Grantor has taken commercially reasonable steps to protect in all material respects: (i) the confidentiality of all Intellectual Property owned by such Grantor the value of which to such Grantor is contingent upon maintaining the confidentiality thereof and (ii) its interest in its material Intellectual Property owned by such Grantor.

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SECTION 5. Further Assurances; General Covenants. So long as any of the Secured Obligations (other than contingent indemnification obligations) remain unsatisfied, each Grantor covenants as follows:

(a)          Such Grantor will, from time to time, at the Issuer’s expense, execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action (including any Intellectual Property Filing) that from time to time may be necessary or commercially reasonable, or that the Collateral Agent may reasonably request, in order to:

(i)          create, preserve, perfect, confirm or validate the Transaction Liens on such Grantor’s Collateral;

(ii)         in the case of Pledged Deposit Accounts, Pledged Investment Property and Pledged Letter-of-Credit Rights, cause the Collateral Agent to have Control thereof;

(iii)        enable the Collateral Agent and the other Secured Parties to obtain the contractual benefits of this Agreement; or

(iv)        enable the Collateral Agent to exercise and enforce any of its rights, powers and remedies with respect to any of such Grantor’s Collateral.

Such Grantor authorizes the Collateral Agent, without any obligation, to execute and file such financing statements or continuation statements in such jurisdictions with such descriptions of collateral (including “all assets” or “all personal property” or other words to that effect) and other information set forth therein as the Collateral Agent may reasonably deem necessary or desirable for the purposes set forth in the preceding sentence. Each Grantor also ratifies its authorization for the Collateral Agent to file in any such jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof. The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interests granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Collateral Agent as secured party. The Issuer will pay the actual and documented costs of, or reasonably incidental to, any Intellectual Property Filings and any recording or filing of any financing or continuation statements or other documents recorded or filed pursuant hereto.

(b)          Such Grantor will not (i) change its name or organizational form or structure, (ii) change its location (determined as provided in UCC Section 9-307) or (iii)become bound, as provided in UCC Section 9 203(d) or otherwise, by a security agreement entered into by another Person, unless it shall have given the Collateral Agent prior notice thereof.

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(c)          Such Grantor will, promptly upon request, provide to the Collateral Agent all information and evidence concerning such Grantor’s Collateral that the Collateral Agent may reasonably request from time to time to enable it to enforce the provisions of this Agreement.

(d)          Such Grantors shall (i) each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 4.03 of the Indenture, deliver to the Collateral Agent an updated Perfection Certificate signed by an officer of such Grantor and (ii) not later than 15 calendar days following the end of each fiscal quarter, deliver to the Collateral Agent updated Schedules 11(a), (b) and (c) of the Perfection Certificate dated as of the date hereof.

SECTION 6. Intellectual Property. Each Grantor covenants as follows:

(a)          If such Grantor, at any time after the date hereof, obtains any ownership or other rights in and to any additional Intellectual Property, then the provisions of this Agreement shall automatically apply thereto and any such Intellectual Property shall automatically constitute Collateral and shall be subject to the security interest created by this Agreement, without further action by any party (except as expressly set forth in Section 3 hereof). Further, Schedules 11(a), 11(b) and 11(c) to the Perfection Certificate shall be amended or deemed to be amended to include any applications or registrations for Patents, Trademarks and Copyrights included in the Collateral (but the failure to so amend shall not be deemed to affect the Collateral Agent’s security interest in or lien upon such Intellectual Property).

(b)          On the Effective Date (in the case of an Original Grantor) or the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Grantor), such Grantor will sign and deliver to the Collateral Agent Intellectual Property Security Agreements with respect to all Recordable Intellectual Property then owned by it. Such Grantor will also promptly make and execute all other Intellectual Property Filings necessary to record, not later than 30 calendar days following the end of each fiscal quarter, the Transaction Liens on such Recordable Intellectual Property in connection with any Intellectual Property over which the Collateral Agent does not have a perfected Lien.

(c)          Such Grantor will notify the Collateral Agent promptly if it knows that any registration or application for registration relating to any material Recordable Intellectual Property owned or licensed by it may become abandoned or dedicated to the public, or of any adverse determination or development (including the institution of, or any adverse determination or development in, any proceeding in the United States Copyright Office, the United States Patent and Trademark Office or any court) regarding such Grantor’s ownership of or right to use such Recordable Intellectual Property, its right to register or patent the same, or its right to keep and maintain the same.

(d)          Such Grantor shall not take any act or omit to take any commercially reasonable act whereby any material Intellectual Property included in the Collateral may be abandoned, forfeited, dedicated to the public, invalidated, lapse or materially impaired in any way other than in the ordinary course of business or as consistent with such Grantor’s past practice.

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(e)          Such Grantor shall not grant any exclusive license to any third party of any material Intellectual Property included in the Collateral that would materially detract from the value of the Collateral (taking into account the value of the license as well) or materially interfere with the ordinary course of business of any Grantor, other than in the ordinary course of business.

(f)          Such Grantor shall take all actions reasonably necessary or advisable, or otherwise reasonably requested by the Collateral Agent, to maintain and pursue each application, to obtain the relevant registration and to maintain the registration of each of the Recordable Intellectual Property (now or hereafter existing) material to the conduct of such Grantor’s business, including the filing of applications for renewal, affidavits of use and, if consistent with good business judgment, to initiate opposition, interference, inter partes and post-grant review proceedings against third parties.

(g)          Upon the occurrence and during the continuance of an Event of Default, at the request of the Collateral Agent, each Grantor shall use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License, Trademark License or any other License under which such Grantor is a licensee to effect the assignment of all such Grantor’s right, title and interest thereunder to the Collateral Agent, for the ratable benefit of the Secured Parties, or its designee.

SECTION 7. Investment Property. Each Grantor represents, warrants and covenants as follows:

(a)          Certificated Securities. On the Effective Date (in the case of an Original Grantor) or the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Grantor), such Grantor will deliver to the Collateral Agent as Collateral hereunder all certificates representing Pledged Certificated Securities then owned by such Grantor. Thereafter, whenever such Grantor acquires any other certificate representing a Pledged Certificated Security, such Grantor will promptly deliver such certificate to the Collateral Agent as Collateral hereunder.

(b)          Uncertificated Securities. On the Effective Date (in the case of an Original Grantor) or the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Grantor), such Grantor will enter into (and cause the relevant issuer to enter into) an Issuer Control Agreement in respect of each Pledged Uncertificated Security then owned by such Grantor and deliver such Issuer Control Agreement to the Collateral Agent (which, if satisfactory to the Collateral Agent, shall enter into the same). Thereafter, whenever such Grantor acquires any other Pledged Uncertificated Security, such Grantor will enter into (and cause the relevant issuer to enter into) an Issuer Control Agreement in respect of such Pledged Uncertificated Security and deliver such Issuer Control Agreement to the Collateral Agent (which, if satisfactory to the Collateral Agent, shall enter into the same).

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(c)          Perfection as to Certificated Securities. When such Grantor delivers the certificate representing any Pledged Certificated Security owned by it to the Collateral Agent and complies with Section 13(h) in connection with such delivery, (i)the Transaction Lien on such Pledged Certificated Security will be perfected, subject to no prior Liens or rights of others, (ii)the Collateral Agent will have Control of such Pledged Certificated Security and (iii)the Collateral Agent will be a protected purchaser (within the meaning of UCC Section 8-303) thereof.

(d)          Perfection as to Uncertificated Securities. When such Grantor, the Collateral Agent and the issuer of any Pledged Uncertificated Security owned by such Grantor enter into an Issuer Control Agreement with respect thereto, (i)the Transaction Lien on such Pledged Uncertificated Security will be perfected, subject to no prior Liens or rights of others, (ii)the Collateral Agent will have Control of such Pledged Uncertificated Security and (iii)the Collateral Agent will be a protected purchaser (within the meaning of UCC Section 8-303) thereof.

(e)          Delivery of Pledged Certificates. All certificates representing Pledged Certificated Securities, when delivered to the Collateral Agent, will be in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed (to the extent required by applicable law), all in form and substance reasonably satisfactory to the Collateral Agent.

(f)          Certification of Limited Liability Company and Partnership Interests. To the extent any interest in a limited liability company or partnership organized in the United States, any State thereof or the District of Colombia and controlled by any Grantor that is required to be pledged pursuant to the terms hereof or pursuant to the terms of the Indenture is certificated or becomes certificated, each such certificate shall be delivered to the Collateral Agent pursuant to Section 7(a) and such Grantor shall fulfill all other requirements under Section 7 applicable in respect thereof.

SECTION 8. Deposit Accounts. Each Grantor represents, warrants and covenants as follows:

(a)          On and after the date that is 30 days following the date hereof, all cash owned by such Grantor will be deposited, upon or promptly after the receipt thereof, in one or more Controlled Deposit Accounts, other than (i) non U.S. Deposit Accounts and (ii) Deposit Accounts exclusively used for (A) payroll, payroll taxes and other employee wage and benefit payments to or for any Grantor’s or its Subsidiaries’ employees, (B) health-savings accounts and worker’s compensation accounts, (C) trust accounts (to the extent no funds are held therein other than amounts held therein in trust in the ordinary course of business on behalf of third parties that are not Loan Parties or Affiliates of Loan Parties) and (D) zero balance accounts used in the ordinary course of business.

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(b)          In respect of each Controlled Deposit Account, the Depositary Bank’s jurisdiction (determined as provided in UCC Section 9-304) will at all times be a jurisdiction in which Article 9 of the Uniform Commercial Code is in effect.

(c)          So long as the Collateral Agent has Control of a Controlled Deposit Account, the Transaction Lien on such Controlled Deposit Account will be perfected, subject to no prior Liens other than Permitted Liens.

(d)          Materiality Exception. The Grantors have the right not to comply with the foregoing provisions of this Section with respect to Deposit Accounts having total collected balances that do not at any time exceed $500,000 in the aggregate for all Grantors.

SECTION 9. [Reserved.]

SECTION 10. Commercial Tort Claims. Each Grantor represents, warrants and covenants as follows:

(a)          In the case of an Original Grantor, Schedule 3 accurately describes, with the specificity required to satisfy Official Comment 5 to UCC Section 9-108, each Material Commercial Tort Claim with respect to which such Original Grantor is the claimant as of the Effective Date. In the case of any other Grantor, Schedule 3 to its first Security Agreement Supplement will accurately describe, with the specificity required to satisfy said Official Comment 5, each Material Commercial Tort Claim with respect to which such Grantor is the claimant as of the date on which it signs and delivers such Security Agreement Supplement.

(b)          If any Grantor acquires a Material Commercial Tort Claim after the Effective Date (in the case of an Original Grantor) or the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Grantor), such Grantor will promptly sign and deliver to the Collateral Agent a Security Agreement Supplement granting a security interest in such Commercial Tort Claim (which shall be described therein with the specificity required to satisfy said Official Comment 5) to the Collateral Agent for the benefit of the Secured Parties.

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SECTION 11. Transfer Of Record Ownership. At any time when an Event of Default shall have occurred and be continuing, the Collateral Agent may (and to the extent that action by it is required, the relevant Grantor, if reasonably directed to do so by the Collateral Agent, will as promptly as practicable) cause each of the Pledged Securities (or any portion thereof specified in such direction) to be transferred of record into the name of the Collateral Agent or its nominee. Each Grantor will take any and all actions reasonably requested by the Collateral Agent to facilitate compliance with this Section. If the provisions of this Section are implemented, Section 7(b) shall not thereafter apply to any Pledged Security that is registered in the name of the Collateral Agent or its nominee. The Collateral Agent will promptly give to the relevant Grantor copies of any notices and other communications received by the Collateral Agent with respect to Pledged Securities registered in the name of the Collateral Agent or its nominee.

SECTION 12. Right to Vote Securities. If an Event of Default shall have occurred and be continuing, the Collateral Agent will have the exclusive right to the extent permitted by law to vote, to give consents, ratifications and waivers and to take any other reasonable action with respect to the Pledged Investment Property and the other Pledged Equity Interests, with the same force and effect as if the Collateral Agent were the absolute and sole owner thereof, and each Grantor will take all such reasonable action as necessary or as the Collateral Agent may reasonably request from time to time to give effect to such right.

SECTION 13. [Reserved.]

SECTION 14. Remedies upon Event of Default. (a) If an Event of Default shall have occurred and be continuing, the Collateral Agent may exercise (or cause its sub-agents to exercise) any or all of the remedies available to it (or to such sub-agents) under this Agreement.

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(b)          Without limiting the generality of the foregoing, if an Event of Default shall have occurred and be continuing, the Collateral Agent may exercise on behalf of the Secured Parties all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) or other applicable law or in equity with respect to any Personal Property Collateral and, in addition, the Collateral Agent may, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, sell or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as may be commercially reasonable, irrespective of the impact of any such sales on the market price of the Collateral. To the maximum extent permitted by applicable law, any Secured Party may be the purchaser of any or all of the Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply all of any part of the Secured Obligations as a credit on account of the purchase price of any Collateral payable at such sale. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent shall not be obliged to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, upon ten (10) days’ prior written notice, be made at the time and place to which it was so adjourned. To the maximum extent permitted by law, each Grantor hereby waives any claim against any Secured Party arising because the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. The Collateral Agent may disclaim any warranty, as to title or as to any other matter, in connection with such sale or other disposition, and its doing so shall not be considered adversely to affect the commercial reasonableness of such sale or other disposition.

(c)          If the Collateral Agent sells any of the Collateral upon credit, the Grantors will be credited only with payment actually made by the purchaser, received by the Collateral Agent and applied in accordance with Section 15 hereof. In the event the purchaser fails to pay for the Collateral, the Collateral Agent may resell the same, subject to the same rights and duties set forth herein.

(d)          Notice of any such sale or other disposition shall be given to the relevant Grantor(s) as (and if) required by Section 17.

(e)          At any time after the occurrence and during the continuance of an Event of Default upon the written demand of the Collateral Agent, each Grantor shall execute and deliver to the Collateral Agent an assignment or assignments, in favor of the Collateral Agent or its designee, of such Grantor’s right, title, and interest in, to and under the Intellectual Property included in the Collateral in recordable form as applicable, and such other documents as are necessary or appropriate to carry out the intent and purposes hereof.

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(f)          For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent an unlimited irrevocable, worldwide, royalty-free, fully paid-up license and sublicense to use, license or sublicense any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor to make, have made, use, sell, copy, distribute, perform, make derivative works, publish, and exploit in any other manner for which an authorization from the owner of such Intellectual Property would be required under applicable law, provided that the applicable Grantor shall have such rights of quality control and inspection which are reasonably necessary under applicable law to maintain the validity and enforceability of Trademarks included in the Collateral. The use of such license by the Collateral Agent may be exercised only upon the occurrence and during the continuation of an Event of Default; provided, however, that any license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon each Grantor notwithstanding any subsequent cure of an Event of Default.

(g)          The foregoing provisions of this Section shall not apply to Real Property Collateral other than Fixtures as to which such provisions shall apply to the extent such Fixtures are governed by Article 9 of the UCC.

SECTION 15. Application of Proceeds. Any cash held in the Controlled Deposit Accounts and the proceeds of any sale or other disposition of all or any part of the Collateral shall be applied in the order specified in Section 6.11 of the Indenture.

SECTION 16. Fees and Expenses; Indemnification. (a)The Issuer and the Guarantors will jointly and severally forthwith upon demand pay to the Collateral Agent:

(i)          the amount of any taxes that the Collateral Agent may have been required to pay by reason of the Transaction Liens or to free any Collateral from any other Lien thereon;

(ii)         the amount of any and all reasonable and documented out-of-pocket expenses, including transfer taxes and reasonable fees and expenses of counsel and other experts, that the Collateral Agent may incur in connection with (x) the administration or enforcement of this Agreement, including such expenses as are incurred to preserve the value of the Collateral or the validity, perfection, rank or value of any Transaction Lien, (y) the collection, sale or other disposition of any Collateral or (z) the exercise by the Collateral Agent of any of its rights or powers under this Agreement or any other Note Document;

(iii)        the amount of any fees that the Issuer shall have agreed in writing to pay to the Collateral Agent and that shall have become due and payable in accordance with such written agreement; and

(iv)        the amount required to indemnify the Collateral Agent for, or hold it harmless and defend it against, any loss, liability, claim, damage, injuries, penalties, action, suits, judgments, costs or expense (including the reasonable fees and expenses of its counsel and any experts or sub-agents appointed by it hereunder) incurred or suffered by the Collateral Agent in connection with this Agreement or the other Note Documents, except to the extent that such loss, liability or expense arises from the Collateral Agent’s gross negligence or willful misconduct as determined by a final judgment issued by a court of competent jurisdiction no longer subject to appeal or review.

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(b)          If any transfer tax, documentary stamp tax or other tax is payable in connection with any transfer or other transaction provided for in this Agreement, the Issuer will pay such tax and provide any required tax stamps to the Collateral Agent or as otherwise required by law.

(c)          The Issuer shall indemnify each of the Secured Parties, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities, losses, damages, costs and expenses of any kind (including reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and reasonable fees and disbursements of counsel) arising out of, or in connection with any and all Environmental Liabilities. Without limiting the generality of the foregoing, each Grantor waives all rights for contribution and all other rights of recovery with respect to liabilities, losses, damages, costs and expenses arising under or related to Environmental Laws that it might have by statute or otherwise against any Indemnitee.

(d)          The obligations of the Issuer under this Section 16 shall survive the termination of this Agreement and the earlier resignation or removal of the Collateral Agent.

SECTION 17. Authority to Administer Collateral.

(a)          Each Grantor irrevocably appoints the Collateral Agent its true and lawful attorney, with full power of substitution, in the name of such Grantor, any Secured Party or otherwise, for the sole use and benefit of the Secured Parties, but at the Issuer’s expense, to the extent permitted by law to exercise, at any time and from time to time while an Event of Default shall have occurred and be continuing, all or any of the following powers with respect to all or any of such Grantor’s Collateral:

(i)          to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,

(ii)         to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

(iii)        to sell, lease, license or otherwise dispose of the same or the proceeds or avails thereof, as fully and effectually as if the Collateral Agent were the absolute owner thereof, and

(iv)        to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto;

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provided that, except in the case of Personal Property Collateral that is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Collateral Agent will give the relevant Grantor at least ten days’ prior written notice of the time and place of any public sale thereof or the time after which any private sale or other intended disposition thereof will be made. Any such notice shall (i) contain the information specified in UCC Section 9-613, (ii) be Authenticated and (iii) be sent to the parties required to be notified pursuant to UCC Section 9-611(c); provided that, if the Collateral Agent fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC.

(b)          The foregoing provisions of this Section shall not apply to Real Property Collateral other than Fixtures as to which such provisions shall apply to the extent such Fixtures are governed by Article 9 of the UCC.

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SECTION 18. Limitation on Duty in Respect of Collateral. Beyond the exercise of reasonable care in the custody and preservation thereof, the Collateral Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any sub-agent or bailee or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Collateral Agent to exercise remedies in a commercially reasonable manner, the Issuer and each Guarantor acknowledges and agrees that it is commercially reasonable for the Collateral Agent (a) to fail to incur expenses reasonably deemed significant by the Collateral Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against Persons obligated on Collateral or to remove Liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against any other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as the Issuer or any Guarantor, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, including, without limitation, any warranties of title, (k) to purchase insurance or credit enhancements to insure the Collateral Agent against risks of loss, collection or disposition of Collateral, or to provide to the Collateral Agent a guaranteed return from the collection or disposition of Collateral or (l) to the extent deemed reasonable and appropriate by the Collateral Agent, to obtain the services of brokers, investment bankers, consultants and other professionals to assist the Collateral Agent in the collection or disposition of any of the Collateral. The Issuer and each Guarantor acknowledges that the purpose of this Section 18 is to provide non-exhaustive indications of what actions or omissions by the Collateral Agent would be commercially reasonable in the Collateral Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Collateral Agent shall not be deemed commercially unreasonable solely on account of not being specifically referred to in this Section 18. Without limitation upon the foregoing, nothing contained in this Section 18 shall be construed to grant any rights to the Company or any Guarantor or to impose any duties on the Collateral Agent that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 18.

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SECTION 19. General Provisions Concerning the Collateral Agent.

(a)          The provisions of Article 2.05 of the Indenture shall inure to the benefit of the Collateral Agent, and shall be binding upon all Grantors and all Secured Parties, in connection with this Agreement. Without limiting the generality of the foregoing, (i)the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (ii)the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, and (iii) the Collateral Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to any Grantor that is communicated to or obtained by the bank serving as Collateral Agent or any of its Affiliates in any capacity. The Collateral Agent shall not be responsible for the existence, genuineness or value of any Collateral or for the validity, perfection, priority or enforceability of any Transaction Lien, whether impaired by operation of law or by reason of any action or omission to act on its part under this Agreement. The Collateral Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Collateral Agent by the Issuer or a Secured Party.

(b)          Information as to Secured Obligations and Actions by Secured Parties. For all purposes of this Agreement, including determining the amounts of the Secured Obligations and whether a Secured Obligation is contingent in nature or not, or whether any action has been taken under any Secured Agreement, the Collateral Agent will be entitled to rely on information from (i) its own records for information as to the Holders and actions taken by them, (ii) any Secured Party for information as to its Secured Obligations and actions taken by it, to the extent that the Collateral Agent has not obtained information from its own records and (iii) the Issuer, to the extent that the Collateral Agent has not obtained information from the foregoing sources.

(c)          Refusal to Act. The Collateral Agent may refuse to act on any notice, consent, direction or instruction from any Secured Parties or any agent or similar representative thereof that, in the Collateral Agent’s opinion, (i)is contrary to law or the provisions of this Agreement or any other Note Document, (ii)may expose the Collateral Agent to liability, financial or otherwise (unless the Collateral Agent shall have been indemnified, to its reasonable satisfaction, for such liability by the Secured Parties that gave such notice, consent, direction or instruction), (iii) contrary to any law or regulation or (iv) is unduly prejudicial to Secured Parties not joining in such notice, consent, direction or instruction.

(d)          In addition to any rights, protections, immunities and indemnities afforded to the Collateral Agent herein, the Collateral Agent shall be afforded the rights, protections, immunities and indemnities that are afforded to it under the Indenture.

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SECTION 20. Termination of Transaction Liens; Release of Collateral. (a) The Transaction Liens granted by the Issuer and the Guarantors shall terminate pursuant to Section 14.10 of the Indenture.

(b)          Notwithstanding anything in the Note Documents to the contrary, at any time before the Transaction Liens granted by the Issuer terminated, the Collateral Agent may, at the written request of the Issuer, (i) release any Collateral (but not all or substantially all the Collateral) with the prior written consent of the Holders of at least a majority of the aggregate principal amount of the Notes then outstanding under the Indenture (including any consents obtained in connection with an exchange offer or tender offer and associated consent solicitation) or (ii) release all or substantially all the Collateral with the consent of Holders of at least 66 and 2/3% in aggregate principal amount of the Notes then outstanding under the Indenture (including any consents obtained in connection with a tender offer or exchange for the Notes).

(c)          Upon any termination of a Transaction Lien or release of Collateral, the Collateral Agent will, at the expense of the relevant Grantor and, if requested by the Collateral Agent, upon receipt of an Officers’ Certificate and/or Opinion of Counsel (which request, and determination of whether to require an Officer’s Certificate and an Opinion of Counsel, shall each be at the sole discretion of the Collateral Agent), each certifying or opining, as applicable, that such release and the execution of documents evidencing such release are authorized and permitted under the Note Documents and all conditions precedent to such release and to the execution of documents evidencing such release have been satisfied, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the termination of such Transaction Lien or the release of such Collateral, as the case may be.

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SECTION 21. Additional Grantors. Any Subsidiary may become a party hereto by signing and delivering to the Collateral Agent a Security Agreement Supplement, whereupon such Subsidiary shall become a “Grantor” as defined herein.

SECTION 22. [Reserved.]

SECTION 23. Notices. Each notice, request or other communication given to any party hereunder shall be given in accordance with Section 15.02 of the Indenture, and in the case of any such notice, request or other communication to a Grantor other than the Issuer, shall be given to it in care of the Issuer.

SECTION 24. No Implied Waivers; Remedies Not Exclusive. No failure on the part of the Collateral Agent or any other Secured Party to exercise, and no delay in exercising and no course of dealing with respect to, any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise by the Collateral Agent or any Secured Party of any such right or remedy under any Note Document preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies under this Agreement are cumulative and are not exclusive of any other rights or remedies provided by law.

SECTION 25. Successors and Assigns. This Agreement is for the benefit of the Collateral Agent and the Secured Parties. If all or any part of any Secured Party’s interest in any Secured Obligation is assigned or otherwise transferred, the transferor’s rights hereunder, to the extent applicable to the obligation so transferred, shall be automatically transferred with such obligation. This Agreement shall be binding on the Grantors and their respective successors and assigns.

SECTION 26. Entire Agreement; Amendments and Waivers. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Neither this Agreement nor any provision hereof may be waived, amended, modified or terminated except pursuant to an agreement or agreements in writing entered into by the Grantors and the Collateral Agent with respect to such waiver, amendment, modification or termination.

SECTION 27. Choice of Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than the State of New York are governed by the laws of such jurisdiction.

SECTION 28. Submission to Jurisdiction.

Each of the Issuer and the other Grantors: (a) agrees that any suit, action or proceeding against it arising out of or relating to this Agreement may be instituted in any U.S. federal court with applicable subject matter jurisdiction sitting in The City of New York; (b) waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, and any claim that any suit, action or proceeding in such a court has been brought in an inconvenient forum; and (c) submits to the nonexclusive jurisdiction of such courts in any suit, action or proceeding.

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SECTION 29. Waiver of Jury Trial. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 30. Severability. If any provision of this Agreement is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions of this Agreement shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Collateral Agent and the Secured Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (ii) the invalidity or unenforceability of such provision in such jurisdiction shall not affect the validity or enforceability thereof in any other jurisdiction.

SECTION 31. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery by any Grantor of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Issuer:

Protalix BioTherapeutics, Inc.

By:
Name:
Title:

Israeli Grantor (solely with respect to the provisions directly relating to the Israeli Grantor’s Intellectual Property registered in the United States of America):

Protalix Ltd.

By:
Name:
Title:

Collateral Agent:

Wilmington Savings Fund Society, FSB

By:
Name:
Title:

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